Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
of
SERIES A CONVERTIBLE PREFERRED STOCK
for
MULTISENSOR AI HOLDINGS, INC.

MULTISENSOR AI HOLDINGS, INC., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Amended and Restated Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that, pursuant to paragraph B of Article IV of the Amended and Restated Certificate of Incorporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of 20,000 shares (the “Series A Preferred Shares”), par value $0.0001 per share, to be designated “Series A Convertible Preferred Stock”.

RESOLVED, that each of the Series A Preferred Shares shall rank equally in all respects and shall be subject to the following terms and provisions:

1.            Certain Defined Terms.  For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a)            “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(b)            “Common Shares” means fully paid, validly issued and non-assessable shares of Common Stock.

(c)            “Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

(d)            “Common Stock Equivalent” means any rights, warrants or options to purchase or other securities convertible into or exchangeable or exercisable for, directly or indirectly, any (1) shares of Common Stock or (2) securities convertible into or exchangeable or exercisable for, directly or indirectly, shares of Common Stock.

(e)            “Equity Security” means (i) any shares of capital stock of the Corporation, (ii) any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any shares of capital stock of the Corporation, and (iii) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of the Corporation.

(f)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)            “Holder” means each holder of the Series A Preferred Shares.

(h)            “Initial Issuance Date” means October 27, 2025.

(i)            “Liquidation Event” means any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

(j)            “Pari Passu Securities” means the Common Stock and each other class or series of Equity Security of the Corporation, the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity, without preference or priority, with respect to the Common Stock or Series A Preferred Shares as to dividend rights or rights upon a Liquidation Event.

(k)            “SEC” means the United States Securities and Exchange Commission.

(l)            “Securities Act” means the Securities Act of 1933, as amended.

(m)            “Trading Day” means 9:30AM to 3:59PM on any day on which the shares of Common Stock are traded on a Trading Market, or, if the shares of Common Stock are not so traded, a Business Day.

(n)            “Trading Market” means the NYSE Amex Equities, the New York Stock Exchange or the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market.

(o)            “Transfer” means any direct or indirect sale, exchange, redemption, assignment, distribution, encumbrance, hypothecation, gift, pledge, retirement, transfer, conveyance or other disposition or alienation in any way (whether or not for value and whether voluntarily, involuntarily or by operation of law);

(p)            “Transfer Agent” means Continental Stock Transfer & Trust Company, a New York corporation, or such other person designated by the Corporation as the transfer agent for the shares of Common Stock.

2.            Designation.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series A Convertible Preferred Stock” (the “Preferred Stock”).  The number of shares constituting such series shall be 20,000.

3.            Dividends.  Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 5, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis, without regard to conversion limitations herein) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Preferred Stock, and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

4.            Liquidation Preference.  In the event of any Liquidation Event, the Holders of the Series A Preferred Shares shall be entitled to receive pari passu with the Pari Passu Securities, on a pro rata basis, out of the assets of the Corporation available for distribution to stockholders, the same amount that the Holders would have been entitled to receive had the Series A Preferred Shares converted to Common Stock immediately prior to the Liquidation Event (without giving effect to the limitations on conversion set forth in Section 5(j)).

5.            Optional Conversion by the Holders.  Each Holder shall have the right at any time and from time to time, at the option of such Holder and without the payment of additional consideration by the Holder, to convert all or any portion of the Series A Preferred Shares held by such Holder into fully paid and non-assessable shares of Common Shares at the rate of one thousand (1,000) Common Shares for each Series A Preferred Share (the “Conversion Ratio”) (subject to the limitations set forth in Section 5(j)).

(a)            Delivery of Conversion Notice.  To convert Series A Preferred Shares into Common Shares on any date (a “Conversion Date”), the Holder shall give written notice (a “Conversion Notice”) to the Corporation in the form of Exhibit A hereto (which Conversion Notice will be given by facsimile transmission, e-mail or other electronic means no later than 11:59 p.m. New York City Time on such date, or sent via overnight delivery no later than one (1) Trading Day after such date) stating that such Holder elects to convert the same and shall state therein the number of Series A Preferred Shares to be converted and the name or names in which such Holder wishes the certificate or certificates (or book-entry if the Series A Preferred Shares are uncertificated) for Common Shares to be issued.

(b)            Mechanics of Conversion.  The Corporation shall, promptly upon receipt of a Conversion Notice (but in any event not less than one (1) Trading Day after receipt of such Conversion Notice), (i) send, via facsimile, e-mail or other electronic means a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (ii) on or before the first (1st) Trading Day following the date of receipt by the Corporation of such Conversion Notice (the “Share Delivery Date”), credit such aggregate number of Common Shares to which the Holder shall be entitled to such Holder’s or its designee’s account in book entry with the Transfer Agent.  If the number of Series A Preferred Shares represented by the Preferred Stock certificate(s) delivered to the Corporation in connection with a Conversion Notice, to the extent requested by the Holder, is greater than the number of Series A Preferred Shares being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) Business Days after receipt of such Preferred Stock certificate(s) and at its own expense, issue and deliver to the Holder a new Preferred Stock certificate representing the number of Series A Preferred Shares not converted.  The person or persons entitled to receive the Common Shares issuable upon a conversion of Series A Preferred Shares shall be treated for all purposes as the record holder or holders of such Common Shares on the Conversion Date.

The Corporation’s obligation to issue Common Shares upon conversion of Series A Preferred Shares shall, except as set forth below, be absolute, is independent of any covenant of any Holder, and shall not be subject to:  (i) any offset or defense; or (ii) any claims against the Holders of Series A Preferred Shares whether pursuant to this Certificate of Designations or otherwise, including, without limitation, any claims arising out of any selling or short-selling activity by Holders.

(c)            [Reserved.]

(d)            Adjustments to the Conversion Ratio.

(i)            Adjustments for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Initial Issuance Date effect a stock split of the outstanding Common Stock, the applicable Conversion Ratio in effect immediately prior to the stock split shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Initial Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Ratio in effect immediately prior to the combination shall be proportionately increased.  Any adjustments under this Section 5(d)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)            Adjustments for Certain Dividends and Distributions.  If the Corporation shall at any time or from time to time on or after the Initial Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Common Shares then, and in each event, the applicable Conversion Ratio in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Ratio then in effect by a fraction:

(A)           the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(B)           the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution.

(iii)           Adjustment for Other Dividends and Distributions.  If the Corporation shall at any time or from time to time on or after the Initial Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a non-cash dividend or other distribution payable in securities or property other than Common Shares, then, and in each event, an appropriate revision to the applicable Conversion Ratio shall be made and provision shall be made (by adjustments of the Conversion Ratio or otherwise) so that the Holders of Series A Preferred Shares shall receive upon conversions thereof, in addition to the number of Common Shares receivable thereon, the number of securities of the Corporation or other issuer (as applicable) or other property that they would have received had the Series A Preferred Shares been converted into Common Shares on the date of such event (provided, however, that, to the extent the right of a Holder of Series A Preferred Shares to participate in any such distribution would result in such Holder of Series A Preferred Shares exceeding the Beneficial Ownership Limitation, then such Holder of Series A Preferred Shares shall not be entitled to participate in such distribution to such extent (or in the beneficial ownership of any Common Shares as a result of such distribution to such extent) and the portion of such distribution shall be held in abeyance for the benefit of such Holder of Series A Preferred Shares until such time, if ever, as its right thereto would not result in such Holder of Series A Preferred Shares exceeding the Beneficial Ownership Limitation).

(e)            Notice of Record Date.  In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each Holder at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

(f)            Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purposes of effecting the conversion of the Series A Preferred Shares, an amount of shares of Common Stock equal to 100% of the number of shares issuable upon conversion of the Series A Preferred Shares at the Conversion Ratio (the “Required Reserve Amount”).  If at any time while any of the Series A Preferred Shares remain outstanding the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series A Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount, then the Corporation shall promptly take all action necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Series A Preferred Shares then outstanding.

(g)            Fractional Shares.  No fractional shares of Common Stock shall be issued upon the conversion of any Series A Preferred Shares.  All Common Shares (including fractions thereof) issuable upon conversion of more than one Series A Preferred Share by a Holder thereof and all Series A Preferred Shares issuable upon the purchase thereof shall be aggregated for purposes of determining whether the conversion and/or purchase would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion and/or purchase would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, either round up the number of shares to the next highest whole number or, at the Corporation’s option, pay the Holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Corporation).

(h)            Reorganization, Merger or Going Private.  In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale or transfer of all or substantially all of the assets of the Corporation to any other person or a “going private” transaction under Rule 13e-3 promulgated pursuant to the Exchange Act, then, as part of such reorganization, consolidation, merger, or transfer if the holders of shares of Common Stock receive any publicly traded securities as part or all of the consideration for such reorganization, reclassification, consolidation, merger or sale, then it shall be a condition precedent of any such event or transaction that provision shall be made such that each Series A Preferred Share shall thereafter be convertible into such new securities at a conversion price and pricing formula which places the Holders of Series A Preferred Shares in an economically equivalent position as they would have been if not for such event.  The Corporation shall give each Holder written notice at least ten (10) Trading Days prior to the consummation of any such reorganization, reclassification, consolidation, merger or sale.

(i)            Certificate for Conversion Ratio Adjustment.  The Corporation shall promptly furnish or cause to be furnished to each Holder a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Ratio pursuant to this Section 5.

(j)            Conversion Limitations. The Corporation shall not effect any conversion of Series A Preferred Shares, and a Holder of Series A Preferred Shares shall not have the right to convert any portion of its Series A Preferred Shares, pursuant to this Section 5 or otherwise, to the extent that after giving effect to such conversion as set forth in this Section 5, the Holder of Series A Preferred Shares (together with the Holder’s Affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates (such persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). Except as set forth in the preceding sentence, for purposes of this Section 5(j), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder of Series A Preferred Shares that the Corporation is not representing to the Holder of Series A Preferred Shares that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder of Series A Preferred Shares is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 5(j) applies, the determination of whether the Series A Preferred Shares are convertible (in relation to other securities owned by the Holder of such Series A Preferred Shares together with any Affiliates and Attribution Parties) and of which portion of the Series A Preferred Shares is convertible shall be in the sole discretion of the Holder of such Series A Preferred Shares, and the submission of any Conversion Notice shall be deemed to be the Holder’s determination of whether the Series A Preferred Shares are convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of such Series A Preferred Shares is convertible, in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(j), in determining the number of outstanding shares of Common Stock, a Holder of Series A Preferred Shares may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Corporation, or (C) a more recent written notice by the Corporation or Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder of Series A Preferred Shares, the Corporation shall within one (1) Trading Day confirm orally and in writing to the Holder of Series A Preferred Shares the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Shares, held by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 49.5% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion of Series A Preferred Shares for Common Shares. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(j) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(k)            Automatic Conversion of Series A Preferred Shares. Notwithstanding anything herein to the contrary, with respect to each Holder of Series A Preferred Shares, upon the occurrence of a Transfer of Series A Preferred Shares held by such Holder, each share subject to such Transfer shall automatically, without further action by the Corporation or the Holder thereof, convert into one (1) fully paid and non-assessable share of Common Stock, provided that the Transfer does not cause the transferee’s beneficial ownership of shares of Common Stock to exceed the Beneficial Ownership Limitation.

6.            Voting.  Except as required by law, the Series A Preferred Shares shall be non-voting.

7.            No Reissuance.  No Series A Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.  Series A Preferred Shares issued and reacquired by the Corporation, whether upon redemption, conversion or otherwise, shall have the status of authorized and unissued undesignated shares of “blank check” preferred stock.

8.            Limitations.  Except as may otherwise be required by law, the Series A Preferred Shares shall not have any powers, preference or relative participating, optional or other special rights other than those specifically set forth in this Certificate of Designations (as may be amended from time to time) or otherwise in the Amended and Restated Certificate of Incorporation.

****

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by a duly authorized officer of the Corporation as of October 27, 2025.

MULTISENSOR AI HOLDINGS, INC.

By:	/s/ Robert Nadolny
Name: Robert Nadolny
Title: Chief Financial Officer and Secretary

Certificate of Designations Signature Page

EXHIBIT A

(To be Executed by Holder in order to Convert Series A Preferred Shares)

CONVERSION NOTICE

FOR

SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned, as a holder (“Holder”) of shares of Series A Convertible Preferred Stock (“Series A Preferred Shares”) of MultiSensor AI Holdings, Inc. (the “Corporation”), hereby irrevocably elects to convert _____________ Series A Preferred Shares for shares of common stock, par value $0.0001 per share, of the Corporation (“Common Shares”) according to the terms and conditions of the Certificate of Designations for the Series A Preferred Shares as of the date written below.  The undersigned hereby requests the Common Shares to be issued pursuant to this Conversion Notice in the name of, and delivered to the undersigned or its designee as indicated below.  No fee will be charged to the Holder of Series A Preferred Shares for any conversion.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Certificate of Designations.

Conversion Date:  __________________________

Conversion Information:         NAME OF HOLDER:

By:
Print Name:
Print Title:

Print Address of Holder:

If Common Shares are to be issued to a person other than Holder, Holder’s signature must be guaranteed below:

SIGNATURE GUARANTEED BY:

THE COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED IS SET FORTH ON PAGE 2 OF THE CONVERSION NOTICE.

Page  1 to Conversion Notice

Page 2 to Conversion Notice dated	___________________	for:	_______________________________
	(Conversion Date)		(Name of Holder)

COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Number of Series A Preferred Shares converted:	_______________
Number of Series A Preferred Shares converted multiplied by 1,000:	_______________ (Number of Common Shares to be issued)

Please issue and deliver _____ certificate(s) for Common Shares in the following amount(s):

Page 2 to Conversion Notice